UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 10, 2015

Starwood Property Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-34436 (Commission File Number)	27-0247747 (IRS Employer Identification No.)

591 West Putnam Avenue Greenwich, CT	06830
(Address of principal	(Zip Code)
executive offices)

Registrant’s telephone number,

including area code:

(203) 422-7700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On December 10, 2015, Starwood Property Mortgage Sub-14, L.L.C. (“SPM Sub-14”) and Starwood Property Mortgage Sub-14-A, L.L.C. (“SPM Sub-14-A”; and together with SPM Sub-14, collectively, “Seller”), each an indirect wholly-owned subsidiary of Starwood Property Trust, Inc. (the “Company”), entered into an Uncommitted Master Repurchase Agreement (the “Repurchase Agreement”) with JPMorgan Chase Bank, National Association (the “Buyer”).  The Repurchase Agreement will be used to finance the acquisition or origination by Seller of eligible loans as more particularly described in the Repurchase Agreement.  The Repurchase Agreement provides for asset purchases by the Buyer of up to $1 billion (the “Facility”).

Advances under the Repurchase Agreement accrue interest at a per annum pricing rate equal to the sum of 30-day LIBOR plus a margin to be agreed upon by Buyer and Seller for each transaction. During the existence of an Event of Default (as defined in the Repurchase Agreement), interest accrues at the default rate, which is equal to the applicable pricing rate in effect on such date plus 5.0%.  The maturity date of the Facility is December 10, 2018, subject to two (2) one (1) year extension options (the first extension option extending the maturity date to December 9, 2019, and the second extension option extending the maturity date to December 8, 2020), each of which extension options may be exercised by Seller upon the satisfaction of certain conditions, including Buyer’s approval thereof and payment of an extension fee.

In connection with the Repurchase Agreement, the Company provided a Guaranty (the “Guaranty”), under which the Company guarantees the obligations of Seller under the Repurchase Agreement up to a maximum liability of 25% of the then currently outstanding Repurchase Price (as defined in the Repurchase Agreement) of all Purchased Loans (as defined in the Repurchase Agreement).  The Company is also liable under the Guaranty for customary “bad-boy” events.

The Repurchase Agreement and the Guaranty contain various affirmative and negative covenants, including the following financial covenants applicable to the Company: (i) ratio of EBITDA to interest expense for any calendar quarter shall not be less than 2.0 to 1.0; (ii) ratio of total indebtedness to total assets shall not be greater than 0.75 to 1.0; (iii) cash liquidity shall not be less than $50 million and total liquidity shall not be less than $100 million; (iv) tangible net worth shall not be less than the sum of (x) $2,967,415,000, plus (y) 75% of the aggregate net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by the Company in connection with such issuance or sale) received by the Company from any issuance or sale of capital stock (other than capital stock constituting convertible debt securities) occurring after December 10, 2015, plus (z) 75% of any increase in capital or shareholders’ equity (or like caption however denominated) on the balance sheet of the Company resulting from the settlement, conversion or repayment of any convertible debt security occurring after December 10, 2015; and (v) ratio of EBITDA to fixed charges shall not be less than 1.5 to 1.0.

The foregoing description of the Repurchase Agreement and the transactions contemplated thereby does not purport to be complete and is qualified in its entirety by reference to the complete terms of the Repurchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

Exhibit Number	Description

10.1

Uncommitted Master Repurchase Agreement, dated as of December 10, 2015, by and among Starwood Property Mortgage Sub-14, L.L.C., Starwood Property Mortgage Sub-14-A, L.L.C. and JPMorgan Chase Bank, National Association.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STARWOOD PROPERTY TRUST, INC.

Dated: December 16, 2015	By:	/s/ Andrew J. Sossen
	Name:	Andrew J. Sossen
	Title:	Chief Operating Officer and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

10.1

Uncommitted Master Repurchase Agreement, dated as of December 10, 2015, by and among Starwood Property Mortgage Sub-14, L.L.C., Starwood Property Mortgage Sub-14-A, L.L.C. and JPMorgan Chase Bank, National Association.